EXHIBIT 10.18

EXECUTION COPY

BOWNE & Co., INC.

SECOND AMENDEMENT
Dated as of March 28, 2003

to

NOTE PURCHASE AGREEMENTS
Dated as of January 30, 2002

Re:	$25,000,000 6.90% Senior Notes, Series A, due January 30, 2007
$28,000,000 7.31% Senior Notes, Series B, due January 30, 2012
$22,000,000 7.85% Senior Notes, Series C, due January 30, 2012

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENTS

     This Second Amendment dated as of March 28, 2003 (the or this “Second Amendment”) to the Note Purchase Agreements dated as of January 30, 2002 is between Bowne & Co., Inc., a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this Second Amendment (collectively, the “Noteholders”).

R E C I T A L S:

     A.     The Company and each of the Noteholders have heretofore entered into separate and several Note Purchase Agreements each dated as of January 30, 2002, as amended by the First Amendment to Note Purchase Agreements dated as of July 2, 2002 (collectively, as amended, the “Note Purchase Agreements”). The Company has heretofore issued (a) $25,000,000 aggregate principal amount of its 6.90% Senior Notes, Series A, due January 30, 2007 (the “Series A Notes”), (b) $28,000,000 aggregate principal amount of its 7.31% Senior Notes, Series B, due January 30, 2012 (the “Series B Notes”) and (c) $22,000,000 aggregate principal amount of its 7.85% Senior Notes, Series C, due January 30, 2012 (the “Series C Notes;” the Series A Notes, the Series B Notes and the Series C Notes being hereunder collectively referred to as the “Notes”) pursuant to the Note Purchase Agreements.

     B.     The Company and the Noteholders now desire to amend the Note Purchase Agreements in the respects, but only in the respects, hereinafter set forth.

     C.     Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreements, as amended by this Second Amendment, unless herein defined or the context shall otherwise require.

     D.     All requirements of law have been fully complied with and all other acts and things necessary to make this Second Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

     Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Second Amendment set forth in Section 4.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Section 1.      AMENDMENTS.

     Section 1.1.     Section 1 of the Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 1. Authorization of Notes; Interest Rate.

Section 1.1. Authorization of Notes. The Company will authorize the issue and sale of (a) $25,000,000 aggregate principal amount of its 6.90% Senior Notes, Series A, due January 30, 2007 (the “Series A Notes”), (b) $28,000,000 aggregate principal amount of its 7.31% Senior Notes, Series B, due January 30, 2012 (the “Series B Notes”), and (c) $22,000,000 aggregate principal amount of its 7.85% Senior Notes, Series C, due January 30, 2012 (the “Series C Notes”; the Series A Notes, the Series B Notes and the Series C Notes being hereinafter collectively referred to as the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement or the Other Agreements (as hereinafter defined)). The Notes shall be substantially in the form set out in Exhibit 1(a), 1(b) and 1(c), respectively, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2. Change in Interest Rate. From January 1, 2003 to and until the date on which (i) all Security Documents have been released pursuant to Section 22.8 and (ii) the “Applicable Fee Percentage” (as defined in the Credit Agreement) or similar fee arrangement under the Credit Agreement or in any extension, renewal, refinancing or replacement thereof shall revert to the “Applicable Fee Percentage” as in effect under the Credit Agreement on July 2, 2002, the interest rate on the Notes shall be adjusted as follows: (i) the interest rate on the Series A Notes shall be increased by 25 basis points (0.25%) to 7.15% per annum, (ii) the interest rate on the Series B Notes shall be increased by 25 basis points (0.25%) to 7.56% per annum and (iii) the interest rate on the Series C Notes shall be increased by 25 basis points (0.25%)to 8.10% per annum.”

     Section 1.2.     Section 7.1(h) of the Note Purchase Agreements shall be and is amended by deleting the “.” at the end thereof and replacing the same with “; and” and adding thereafter a new Section 7.1(i) in its entirety as follows:

“(I) Accounts Receivable Aging Reports. Simultaneously with the delivery of each financial statement pursuant to Section 7.1(a) and Section 7.1(b),a certificate of a Responsible Officer of the Company setting forth an accounts receivable aging as of the end of the fiscal period for which such financial statements are being provided, in such form and detail and with such supporting documentation as shall be required by the Required Holders in their reasonable discretion.”

     Section 1.3.     The following shall be added in numerical order as a new Section 9.10 to the Note Purchase Agreements:

“Section 9.10. Security Documents. Upon delivery of a security interest to the Agent or any other lender which is a party to the Credit Agreement, the Company will concurrently enter into a substantially similar Security Document for the benefit of the holders of the Notes, and within three Business Days thereafter will deliver to each of the holders of the Notes the following items:

(a) an executed counterpart of such Security Document or joinder agreement in respect of an existing Security Document, as appropriate;

(b) to the extent a similar certificate is delivered pursuant to the Credit Agreement, a certificate signed by the President, a Vice President or another authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7, but with respect to such Security Document, as applicable;

(c) to the extent documents or evidence are delivered pursuant to the Credit Agreement, such documents and evidence with respect to the Company as any holder of the Notes may reasonably request in order to establish the authorization of the transactions contemplated by such Security Document;

(d) to the extent an opinion is delivered pursuant to the terms of the Credit Agreement, an opinion of counsel satisfactory to the Required Holders to the effect that such Security Document has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Company enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and that the security interest granted therein is effective and has been perfected; and

(e) an executed counterpart of an intercreditor agreement or amendment in respect of the Intercreditor Agreement, as necessary, among the holders of the Notes and each such Person to which the Company is then delivering a Security Document giving rise the requirements of this Section 9.10, which agreement or amendment, as the case may be, shall provide that the proceeds from the enforcement of any such Security Document shall be shared on an equal and ratable basis with the holders of the Notes.”

     Section 1.4.     Section 10.2 of the Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 10.2. Fixed Charge Coverage Ratio. The Company and its Restricted Subsidiaries will not permit as at the end of each fiscal quarter the ratio of (a) Consolidated EBITDAR for the four immediately preceding fiscal quarters (taken as a single accounting period) to (b) Consolidated Fixed Charges for such fiscal period to be less than the following at each date indicated below:

March 31, 2003	1.50 to 1.00
June 30, 2003	1.30 to 1.00
September 30, 2003	1.30 to 1.00
December 31, 2003	1.75 to 1.00
March 31, 2004 and thereafter	2.00 to 1.00”

     Section 1.5.     Section 10.5 shall be and is amended by deleting paragraphs (h) and (i) thereof and replacing the same with new Sections 10.5(h), 10.5(i) and 10.5(j) to read as in their entirety follows:

“(h) Liens created or incurred after the date of the Closing given to secure Indebtedness of the Company or any Restricted Subsidiary in addition to the Liens permitted by the preceding clauses (a) through (g) and (j) hereof; provided that (i) all Indebtedness secured by such Liens shall have been incurred within the limitations provided in Section 10.4 and (ii) at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

(i) any extension, renewal or refunding of any Lien permitted by the preceding clauses (e), (f) and (g) and clause (j) of this Section 10.5 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (i) such extension, renewal or refunding of Indebtedness shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding, (ii) such Lien shall attach solely to the same such property, and (iii) at the time of such extension, renewal or refunding and after giving effect thereto, no Default or Event of Default would exist; and

(j) Liens created or incurred in favor of the Secured Party (as therein defined) under the Security Documents for the ratable benefit of the lenders under the Credit Agreement and the Noteholders.”

     Section 1.6.     Subject to Section 2 of this Second Amendment, the following shall be added in numerical order as a new Section 10.11 to the Note Purchase Agreements:

“Section 10.11. Acquisitions. The Company will not make any Acquisition, or enter into any binding agreement to make any Acquisition which is not contingent on obtaining the consent of the Required Holders, or permit any of its Restricted Subsidiaries so to do, except:

(a) Acquisitions by the Company or any of its Subsidiaries of Investments permitted by Section 8.10 of the Credit Agreement, as amended, waived or replaced from time to time; and

(b) An Acquisition of one or more Operating Entities (including, without limitation, Acquisitions of Capital Stock of an Operating Entity or as a result of a merger or consolidation with an Operating Entity which is not the Company or a Restricted Subsidiary of the Company), provided that (i) such Operating Entity is in the same line or lines of business as the Company and its Subsidiaries, (ii) the Company has provided evidence satisfactory to the holders of the Notes that after giving effect to such Acquisition no Default or Event of Default would exist, (iii) such Acquisition does not involve a “hostile” transaction, and (iv) the aggregate consideration paid by the Company and its Subsidiaries for such Acquisition, including assumption of Indebtedness and the transfer of property (other than the Capital Stock of the Company) does not exceed $100,000,000; provided however that, to and until March 31, 2004, the aggregate consideration paid by the Company and its Subsidiaries for such Acquisition, including, assumption of Indebtedness and the transfer of property (other than the Capital Stock of the Company) shall not exceed $25,000,000.

     Section 1.7.     Section 11(d) of the Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

“(d) any representation or warranty made in writing by or on behalf of the Company or a Subsidiary Guarantor or by any officer of the Company or a Subsidiary Guarantor in this Agreement, the Subsidiary Guaranty, the Security Documents or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or”

     Section 1.8.     Section 11(e) of the Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

“(e) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $15,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $15,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its date of maturity or before its regularly stated dates of payment or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000; or”

     Section 1.9.     Section 11(j) of the Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows, and the following paragraph (k) shall be added to Section 11 of the Note Purchase Agreements immediately thereafter as a new paragraph (k):

“(j) the Subsidiary Guaranty or any Security Documents shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that such Subsidiary Guaranty or Security Document is invalid, void or unenforceable or the Company or any Subsidiary Guarantor which is a party to such Subsidiary Guaranty or Security Document shall contest or deny in writing the validity or enforceability of any of its obligations under such Subsidiary Guaranty or Security Document, but excluding any Subsidiary Guaranty or any Security Document which ceases to be in full force and effect in accordance with and by reason of the expressed provisions of Section 22.7 or Section 22.8, as the case may be;

(k) any Lien created under the Security Documents for any reason ceases to be or is not a valid and perfected Lien on the Collateral constituting a first priority security interest, or there shall have occurred waste or conversion of a material part of the Collateral, but excluding any Lien terminated in accordance with and by reason of the expressed provisions of Section 22.8.”

     Section 1.10.     Section 15.1 of the Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes, the Subsidiary Guaranty, the Security Documents or the Intercreditor Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes, the Subsidiary Guaranty, the Security Documents or the Intercreditor Agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes, the Subsidiary Guaranty, the Security Documents or the Intercreditor Agreement, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Restricted Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes, the Subsidiary Guaranty, the Security Documents and the Intercreditor Agreement. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).”

     Section 1.11.     Section 15.2 of the Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes, the Subsidiary Guaranty or the Security Documents, and the termination of this Agreement.”

     Section 1.12.     Section 16 of the Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 16. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or in the Subsidiary Guaranty or the Security Documents shall survive the execution and delivery of this Agreement, the Subsidiary Guaranty, the Security Documents and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or any Subsidiary Guarantor pursuant to this Agreement, the Subsidiary Guaranty or the Security Documents shall be deemed representations and warranties of the Company and the Subsidiary Guarantors under this Agreement, the Subsidiary Guaranty and the Security Documents. Subject to the preceding sentence, this Agreement, the Notes, the Subsidiary Guaranty and the Security Documents embody the entire agreement and understanding between you, the Company and the Subsidiary Guarantors and supersede all prior agreements and understandings relating to the subject matter hereof.”

     Section 1.13.     Section 17.1 of the Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Section 8, 11(a), 11(b), 12, 17 or 20. The Subsidiary Guaranty, the Security Documents and the Intercreditor Agreement may be amended in accordance with the terms thereof.”

     Section 1.14.     The following shall be added in numerical order as a new Section 22.8 to the Note Purchase Agreements:

“Section 22.8. Release of Security Documents.

(a) The holders of the Notes acknowledge and agree that the Company shall be automatically discharged and released from any Security Document to which it is a party pursuant to the written request of the Company, provided that (i) the Company has been released and discharged under and in respect of the Credit Agreement or any extension, renewal, refinancing or replacement thereof with respect to the security interest granted the Agent on the assets covered by such Security Document and the Company so certifies to the holders of the Notes in a certificate, which certificate shall also include information in reasonable detail to show compliance with clause (iii), (ii) any such release and discharge shall be expressly conditioned upon receipt by the holders of the Notes of a written agreement executed by the Company pursuant to which the Company shall agree that if, for any reason whatsoever, it thereafter becomes grants a security interest under and in respect of the Credit Agreement, then the Company shall contemporaneously provide written notice thereof to the holders of the Notes accompanied by an executed Security Document, (iii) for a period of two consecutive fiscal quarters, the Company shall have maintained the ratio of (1) Consolidated EBITDAR for the period of four consecutive quarters ending with each such fiscal quarter (taken as a single accounting period) to (2) Consolidated Fixed Charges for such fiscal period at not less than 2.00 to 1.00 and (iv) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes to the effect that no Default or Event of Default exists.

(b) Upon the release of any Security Document pursuant to paragraph (a) of this Section 22.8, the holders of the Notes shall, at the sole cost and expense of the Company, take all actions reasonably required by the Company to evidence such Security Document’s release.

(c) The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company as consideration for or as an inducement to the entering into by any such creditor of any release or discharge of any Security Document, unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.”

     Section 1.15.     The definitions of “Consolidated EBITDAR”, “Default Rate” and “Intercreditor Agreement” set forth in Schedule B to the Note Purchase Agreements shall be and are hereby amended in their entirety to read as follows:

“‘Consolidated EBITDAR’” for any period means the sum of (a) Consolidated Net Income of the Company and its Restricted Subsidiaries from continuing operations and before extraordinary items, plus (to the extent included in determining Consolidated Net Income), (b) all provisions for federal, state and local income taxes for the Company and its Restricted Subsidiaries during such period, (c) all provisions for depreciation and amortization (other than amortization of debt discount) made by the Company and its Restricted Subsidiaries during such period, (d) Consolidated Fixed Charges during such period and (e) the impact of any restructuring, integration or asset impairment charges relating to the reduction of the cost structure of the Company during the fiscal year ending December 31, 2003; provided that in no event shall such restructuring charge exceed $5,000,000 per fiscal quarter.

‘Default Rate’ means that rate of interest that is the greater of (i) 1% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes, as increased by the terms of Section 1.2 or (ii) 1% over the rate of interest publicly announced by J.P. Morgan Chase in New York, New York as its “base” or “prime” rate.

‘Intercreditor Agreement’ means that certain Intercreditor and Collateral Agency Agreement dated as of March 28, 2003 among the holders of the Notes, the Agent on behalf of the lenders under the Credit Agreement and the Collateral Agent, as the same may be amended or supplemented, from time to time.”

     Section 1.16.     The following definitions shall be added in alphabetical order to Schedule B to the Note Purchase Agreements:

“‘Acquisition’ means with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including through a merger, dividend or otherwise and whether in a single transaction or in a series of related transactions), of (a) any Voting Equity Capital of any other Person if, immediately thereafter, such other Person would be either a Subsidiary of such Person or otherwise under the control of such Person, (b) any business, going concern or divisions or segment of any other Person, or (c) any property of any other Person other than (i) in the ordinary course of business, provided, however, that no acquisition of all or substantially all of the assets of such other Person shall be deemed to be in the ordinary course of business; or (ii) property acquired for use in the ordinary course of business without any associated goodwill or other intangible assets.

‘Capital Stock’ means as to any Person, all shares, interests, partnership interests, limited liability company interests, participations and other rights in, or other equivalents (however designated) of, such Person’s equity (however designated), and any rights, warrants or options exchangeable for, or convertible into, such shares, interests, participations, rights or other equivalents.

‘Collateral’ shall have the meaning ascribed thereto in the Intercreditor Agreement.

‘Collateral Agent’ means Fleet National Bank, as collateral agent under the Intercreditor Agreement, or any successor collateral agent thereto.

‘Investments’ has the meaning set forth in Section 8.10 of the Credit Agreement.

‘Operating Entity’ means any Person or any business or operating unit of a Person which is, or could be, operated separate and apart from (a) the other businesses and operations of such Person, or (b) any other line of business or business segment.

‘Security Agreement’ means that certain Security Agreement dated as of March 28, 2003 from the Company and the other “Grantors” named therein in favor of the Secured Party (as therein defined).

‘Security Documents’ means, collectively, the Security Agreement, as the same may be amended or supplemented from time to time, together with any additional security or pledge agreement entered into as security for the Notes pursuant to Section 9.10.”

Section 2.      AFFIRMATION.

     The Company hereby acknowledges and affirms that pursuant to Section 9.8 of the Note Purchase Agreement, Section 8.3 (Leverage Ratio) and Section 8.8 (Acquisitions) of the Credit Agreement shall each constitute an “Incorporated Financial Covenant” and the Noteholders shall enjoy the benefits thereof.

Section 3.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Section 3.1.     To induce the Noteholders to execute and deliver this Second Amendment (which representations shall survive the execution and delivery of this Second Amendment), the Company represents and warrants to the Noteholders that:

(a) this Second Amendment has been duly authorized, executed and delivered by it and this Second Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b) the Note Purchase Agreements, as amended by this Second Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c) the execution, delivery and performance by the Company of this Second Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Credit Agreement or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 3.1(c);

(d) as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default has occurred which is continuing; and

(e) all the representations and warranties contained in Section 5 of the Note Purchase Agreements are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof except that for purposes of this paragraph, the following words shall be deemed to have been added to the end of the parenthetical contained in Section 5.10 of the Note Purchase Agreements: “, the sale of a headquarters building used by Bowne of Chicago, Inc. and the sale of assets of the Company’s publishing division”; and

(f) Ohio Franklin Corp., a Subsidiary of the Company, has no operating assets, conducts no operations and sold its only remaining material asset (certain improved real estate) in 2002.

     Section 3.2.     In order to induce the Noteholders to enter into this Amendment, and the Noteholders to accept the Security Documents, the Company further makes the following representations and warranties to the Noteholders:

(a) the Company and each Subsidiary Guarantor has full legal power and authority to enter into, execute, deliver and perform the terms of the Security Documents, all of which have been duly authorized by all proper and necessary corporate, partnership or other applicable action and are in full compliance with its organizational documents. The Company and each Subsidiary Guarantor has duly executed and delivered the Security Documents;

(b) the Security Documents constitute the valid and legally binding obligations of the Company and each Subsidiary Guarantor enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally;

(c) no consent, authorization or approval of, filing with, notice to, or exemption by, stockholders or holders of any other equity interest, any Governmental Authority or any other Person, is required to be obtained or made by the Company or the Subsidiary Guarantors in order to authorize, or is required to be obtained or made by the Company or the Subsidiary Guarantors in connection with, the execution, delivery or performance of, the Security Documents, or is required to be obtained or made by the Company or the Subsidiary Guarantors as a condition to the validity or enforceability of the Security Documents;

(d) neither the Company nor any of the Subsidiary Guarantors is in default (1) under any mortgage, indenture, contract, instrument or agreement to which it is a party or by which it or any of its property is bound, or (2) with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority; the effect of which default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Security Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any property of the Company or a Subsidiary Guarantor or result in a breach of (or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of) any such mortgage, indenture, note, contract, instrument, agreement, judgment, order, writ, injunction, decree or decision of any Governmental Authority.

Section 4.      CONDITIONS TO EFFECTIVENESS OF THIS SECOND AMENDMENT.

     Section 4.1.     This Second Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a) executed counterparts of this Second Amendment, duly executed by the Company and the holders of at least 51% of the outstanding principal of the Notes, shall have been delivered to the Noteholders, and the same shall be in full force and effect and shall constitute the legal, valid and binding obligations of all the parties thereto;

(b) executed counterparts of the Intercreditor Agreement, substantially in the form attached hereto as Exhibit A, duly executed by the Noteholders, the Agent on behalf of the lenders under the Credit Agreement and the Collateral Agent, shall have been delivered to the Noteholders, and the same shall be in full force and effect and shall constitute the legal, valid and binding obligations of all the parties thereto;

(c) executed counterparts of the Security Agreement, substantially in the form attached hereto as Exhibit B duly executed by the Company and the Subsidiary Guarantors, shall have been delivered to the Secured Party, with copies to the Noteholders, and the same shall be in full force and effect and shall constitute the legal, valid and binding obligations of all the parties thereto;

(d) the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Second Amendment, the Security Documents, and the Intercreditor Agreement, certified by its Secretary or an Assistant Secretary;

(e) the Noteholders shall have received from each Subsidiary Guarantor a certificate certifying as to the true, correct and complete resolutions attached thereto and to other corporate proceedings relating to the authorization, execution and delivery of the Security Documents;

(f) the representations and warranties of the Company set forth in Section 3 hereof are true and correct on and with respect to the date hereof;

(g) the Noteholders shall have received the favorable opinion of (i) Simpson Thacher & Bartlett, counsel to the Company and the Subsidiary Guarantors and (ii) Philip E. Kucera, Esq., General Counsel of the Company which opinions, taken together, shall cover (1) the matters set forth in Sections 3.1(a), 3.1(b) and 3.1(c) hereof, (2) the due authorization, execution and delivery of the Security Documents, (3) to the effect that the Security Documents constitute the legal, valid and binding contracts and agreements of the Company and such Subsidiary Guarantor enforceable in accordance with their terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and (4) such other matters as the

Noteholders deem necessary; which opinions shall be in form and substance satisfactory to the Noteholders;

(h) the Collateral Agent shall have received all such UCC-1 financing statements and other instruments and agreements as the Noteholders may request in order to confirm that the Security Agreement is effective to create in favor of the Collateral Agent a valid, enforceable first priority security interest in the Collateral;

(i) the Noteholders shall have received a true, correct and complete copy of the First Amendment to Credit Agreement as certified by a Responsible Officer of the Company together with true, correct and complete copies of any additional or supplemental letters or agreements delivered in connection therewith;

(j) the Noteholders shall have received an amendment fee in an amount equal to 0.15% times the aggregate outstanding principal amount of the Notes held by such Noteholder; and

(k) the Company shall have paid, the reasonable fees and expenses of Chapman and Cutler, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment.

Upon receipt of all of the foregoing, this Second Amendment shall become effective.

Section 5.     PAYMENT OF FEES AND EXPENSES; POST EFFECTIVENESS ITEMS.

     Section 5.1.     Supplemented Amendment Fee. The Company agrees to pay within one Business Day of the effectiveness of this Second Amendment, a supplemental amendment fee to each Noteholder in an amount equal to (a) the excess, if any, of (1) the weighted average up front fee rate paid to the Agent or any other lender which is a party to the Credit Agreement in connection with the First Amendment to the Credit Agreement over (2) 0.15% times (b) the aggregate outstanding principal amount of the Notes held by such Noteholder.

     Section 5.2.     Post Effectiveness Items. The Company agrees that, no later than May 15, 2003, the Company shall cause to be delivered opinions of local counsel in the jurisdictions of the states of incorporation or organization of the Subsidiary Guarantors with respect to which an opinion of counsel was not delivered on or about March 28, 2003. Each such opinion shall be reasonably satisfactory to the Required Holders in all respects and shall be substantially in the form of the opinions regarding the Subsidiary Guarantors delivered in connection with the Second Amendment to the Note Purchase Agreements. Default by the Company of the provisions of this Section 5.2 shall constitute a default under Section 11(c) of the Note Purchase Agreements.

Section 6.      MISCELLANEOUS.

     Section 6.1.     This Second Amendment shall be construed in connection with and as part of each of the Note Purchase Agreements, and except as modified and expressly amended by this Second Amendment, all terms, conditions and covenants contained in the Note Purchase Agreements and the Notes are hereby ratified and shall be and remain in full force and effect.

     Section 6.2.     Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Note Purchase Agreements without making specific reference to this Second Amendment but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.

     Section 6.3.     The descriptive headings of the various Sections or parts of this Second Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     Section 6.4.     This Second Amendment shall be governed by and construed in accordance with New York law.

     Section 6.5.     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

BOWNE & Co.,INC.

By /s/ C. Cody Colquitt Its Senior Vice President and Chief Financial Officer

[Noteholder Signature Pages to Follow]

Accepted and Agreed to:

AMCO INSURANCE COMPANY

By	/s/ Joseph P. Young
Name: Joseph P. Young
Title: Credit Officer, Fixed Income Securities

Accepted and Agreed to:

CANADA LIFE INSURANCE COMPANY OF AMERICA

By	/s/ C. Paul English
Name: C. Paul English
Title: Assistant Treasurer

Accepted and Agreed to:

CANADA LIFE ASSURANCE COMPANY

By	/s/ C. Paul English
Name: C. Paul English
Title: Associate Treasurer

Accepted and Agreed to:

GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

BY GE ASSET MANAGEMENT INCORPORATED, ITS INVESTMENT ADVISOR

By /s/ Stephen De Motto
Name: Stephen De Motto
Title: Vice President – Private Investments

Accepted and Agreed to:

GE LIFE AND ANNUITY ASSURANCE COMPANY

BY GE ASSET MANAGEMENT INCORPORATED, ITS INVESTMENT ADVISOR

By /s/ Stephen De Motto
Name: Stephen De Motto
Title: Vice President – Private Investments

Accepted and Agreed to:

MODERA WOODMEN OF AMERICA

By	/s/ Nick S. Coin
Name: Nick S. Coin
Title: Treasurer & Investment Manager

\

Accepted and Agreed to:

NATIONWIDE INDEMNITY COMPANY

By	/s/ Joseph P. Young
Name: Joseph P. Young
Title: Credit Officer, Fixed Income Securities

Accepted and Agreed to:

NATIONWIDE LIFE INSURANCE COMPANY

By	/s/ Joseph P. Young
Name: Joseph P. Young
Title: Credit Officer, Fixed Income Securities

Accepted and Agreed to:

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

By	/s/ Joseph P. Young
Name: Joseph P. Young
Title: Credit Officer, Fixed Income Securities

Accepted and Agreed to:

NATIONWIDE MUTUAL FIRE INSURANCE COMPANY

By	/s/ Joseph P. Young
Name: Joseph P. Young
Title: Credit Officer, Fixed Income Securities

Accepted and Agreed to:

NATIONWIDE MUTUAL INSURANCE COMPANY

By	/s/ Joseph P. Young
Name: Joseph P. Young
Title: Credit Officer, Fixed Income Securities

Accepted and Agreed to:

PACIFIC LIFE INSURANCE COMPANY

By	/s/ David C. Patch
Name: David C. Patch
Title: Assistant Vice President

By	/s/ Cathy Schwartz
Name: Cathy Schwartz
Title: Assistant Secretary

Accepted and Agreed to:

SCOTTSALE INSURANCE COMPANY

By	/s/ Joseph P. Young
Name: Joseph P. Young
Title: Credit Officer, Fixed Income Securities

     Each of the undersigned hereby confirms its continued guaranty of the obligations of the Company under the Note Purchase Agreements, as amended hereby, pursuant to the terms of the Subsidiary Guaranty Agreement dated as of July 2, 2002, on this 28th day of March, 2003.

BOWNE BUSINESS COMMUNICATIONS, INC.,	BOWNE ENTERPRISE SOLUTIONS, L.L.C.,
a New York corporation	a New York limited liability company

By /s/ Philip E. Kucera	By /s/ Philip E. Kucera
Name: Philip E. Kucera	Name: Philip E. Kucera
Title: Vice President and Assistant Secretary	Title: Vice President and Assistant Secretary

BOWNE BUSINESS SOLUTIONS, INC.,	BOWNE OF NEW YORK CITY, L.L.C.,
a Delaware corporation	a New York limited liability company

By /s/ Philip E. Kucera	By /s/ Philip E. Kucera
Name: Philip E. Kucera	Name: Philip E. Kucera
Title: Vice President and Assistant Secretary	Title: Vice President and Assistant Secretary

BOWNE OF ATLANTA, INC.,	BOWNE OF PHOENIX, INC.,
a Georgia corporation	an Arizona corporation

By /s/ Philip E. Kucera	By /s/ Philip E. Kucera
Name: Philip E. Kucera	Name: Philip E. Kucera
Title: Vice President and Assistant Secretary	Title: Vice President and Assistant Secretary

BOWNE OF BOSTON, INC.,	BOWNE OF SOUTH BEND, INC.,
a Massachusetts corporation	a Delaware corporation

By /s/ Philip E. Kucera	By /s/ Philip E. Kucera
Name: Philip E. Kucera	Name: Philip E. Kucera
Title: Vice President and Assistant Secretary	Title: Vice President and Assistant Secretary

BOWNE OF CLEVELAND, INC.,	BOWNE OF CHICAGO, INC.,
an Ohio corporation	a Delaware corporation

By /s/ Philip E. Kucera	By /s/ Philip E. Kucera
Name: Philip E. Kucera	Name: Philip E. Kucera
Title: Vice President and Assistant Secretary	Title: Vice President and Assistant Secretary

BOWNE OF DALLAS LIMITED PARTNERSHIP,	BOWNE OF LOS ANGELES, INC.,
a Delaware limited partnership	a California corporation

By Bowne of Dallas Inc., a
Delaware corporation, as general partner	By /s/ Philip E. Kucera
Name: Philip E. Kucera
By /s/ Philip E. Kucera	Title: Vice President and Assistant Secretary
Name: Philip E. Kucera
Title: Vice President and Assistant Secretary

DOCUMENT MANAGEMENT SERVICES, INC	BOWNE TRANSLATION SERVICES, LLC,
a Massachusetts corporation	a New York limited liability company

By /s/ Philip E. Kucera	By /s/ Philip E. Kucera
Name: Philip E. Kucera	Name: Philip E. Kucera
Title: Vice President and Assistant Secretary	Title: Vice President and Assistant Secretary

BGS Companies, Inc., a Delaware
Corporation (also a successor by merger
with Bowne Localization, Inc., a Delaware
corporation)

By /s/ Philip E. Kucera
Name: Philip E. Kucera
Title: Vice President and Assistant Secretary

EXHIBIT A

INTERCREDITOR AGREEMENT

EXHIBIT B

SECURITY AGREEMENT